Exhibit (d)

FRANKLIN BSP LENDING FUND

MULTIPLE CLASS PLAN

MULTIPLE CLASS PLAN, dated as of May 8, 2025, of Franklin BSP Lending Fund, a Delaware statutory trust (the “Fund”), with respect to each of its classes of common shares of beneficial interest whether now existing or hereafter established (each, a “Class” and collectively, the “Classes”).

WITNESSETH:

WHEREAS, the Fund is engaged in business as an closed-end management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the “1940 Act”); and

WHEREAS, the common shares of beneficial interest of the Fund (the “Shares”) are divided into one or more separate classes;

WHEREAS, the Fund desires to adopt this Multiple Class Plan (the “Plan”) with respect to the Classes as a plan pursuant to Rule 18f-3 in order that the Fund may issue multiple classes of Shares;

WHEREAS, the Board of Trustees of the Fund, in considering whether the Fund should adopt and implement this Plan, has evaluated such information and considered such pertinent factors as it deemed necessary to undertake an informed evaluation of this Plan and determination as to whether this Plan should be adopted and implemented, and has determined that the adoption and implementation of this Plan, including the expense allocation contemplated herein, are in the best interests of each class of Shares individually, as well as the best interests of the Fund;

NOW THEREFORE, the Fund hereby adopts this Plan pursuant to Rule 18f-3 under the 1940 Act, on the following terms and conditions:

1. The Fund may issue Shares in one or more Classes. Shares so issued will have the rights and preferences set forth in the Declaration of Trust, any applicable resolutions adopted by the Board of Trustees of the Fund and the Fund’s then current registration statement relating to the Classes.

2. Shares issued in Classes will be issued subject to and in accordance with the terms of Rule 18f-3 under the 1940 Act, including, without limitation:

(a) Each Class shall have a different arrangement for shareholder services or the distribution of securities or both, and shall pay all of the expenses of that arrangement;

(b) Each Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if these expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes;

(c) Each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

(d) Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class; and

(e) Except as otherwise permitted under Rule 18f-3 under the 1940 Act, each Class shall have the same rights and obligations as each other Class.

3. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the responsibility for and control of the conduct of the affairs of the Fund.

4. This Plan shall become effective upon approval by a vote of the Board of Trustees and vote of a majority of the Trustees who are not “interested persons” of the Fund (the “Independent Trustees”).

5. This Plan shall continue in effect indefinitely unless terminated by a vote of the Board of Trustees of the Fund. This Plan supersedes any and all other multiple class plans heretofore approved by the Board of Trustees of the Fund.

6. This Plan may be amended at any time by the Board of Trustees of the Fund, provided that any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees of the Fund and a majority of the Independent Trustees.

7. This Plan shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act.

8. The Plan is adopted in accordance with the order granted to the Fund’s manager, Franklin Templeton Fund Adviser, LLC (“FTFA”), by the Securities and Exchange Commission, dated November 5, 2012, granting FTFA and any continuously-offered registered closed-end management investment company for which FTFA acts as manager and which provides periodic liquidity with respect to its shares, including the Fund, exemptive relief under Sections 18(c) and 18(i) of the 1940 Act.

9. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.